                                                                      EXHIBIT 12

                      EMERSON RADIO CORP. AND SUBSIDIARIES
                              EXHIBIT TO FORM 10-K
               COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED
                      CHARGES AND PREFERRED STOCK DIVIDENDS
                        (In thousands, except ratio data)



                                                                HISTORICAL
                                       --------------------------------------------------------------
                                          YEAR        YEAR         YEAR         YEAR         YEAR
                                         ENDED        ENDED        ENDED        ENDED        ENDED
                                        MAR. 31,     MAR. 31,     MAR. 31,     MAR. 31,     APR. 2,
                                          2003        2002          2001        2000         1999
                                       ----------   ----------   ----------   ----------   ----------
PRETAX EARNINGS                        $   17,757   $   11,746   $   11,709   $    3,043   $      496

FIXED CHARGES:
  INTEREST                                  2,098        3,053        3,745        1,932        1,925
  AMORTIZATION OF DEBT EXPENSES               608          403          533          352          347
  LEASE EXPENSE                             3,489        3,413        3,064        1,316        1,305
                                       ----------   ----------   ----------   ----------   ----------
                                            6,195        6,869        7,342        3,600        3,577
                                       ----------   ----------   ----------   ----------   ----------
PRETAX EARNINGS  BEFORE
   FIXED CHARGES                       $   23,952   $   18,615   $   19,051   $    6,643   $    4,073
                                       ==========   ==========   ==========   ==========   ==========

FIXED CHARGES:
  INTEREST                             $    2,098   $    3,053   $    3,745   $    1,932   $    1,925
  AMORTIZATION OF DEBT EXPENSES               608          403          533          352          347
  LEASE EXPENSE                             3,489        3,413        3,064        1,316        1,305
  PREFERRED STOCK DIVIDEND
         REQUIREMENTS                          --           --           51          103          171
                                       ----------   ----------   ----------   ----------   ----------
                                       $    6,195   $    6,869   $    7,393   $    3,703   $    3,748
                                       ==========   ==========   ==========   ==========   ==========

RATIO OF EARNINGS  TO
   COMBINED FIXED CHARGES AND
   PREFERRED STOCK DIVIDENDS                 3.87         2.71         2.58         1.79         1.09
                                       ==========   ==========   ==========   ==========   ==========

COVERAGE DEFICIENCY                            --           --           --           --           --
                                       ==========   ==========   ==========   ==========   ==========


  The preferred stock dividend requirements have been adjusted to reflect the pretax earnings which would be required to cover such dividend requirements.